EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
I, Christopher T. Forsythe, certify that:
1.    A review of Atmos Energy Corporation's (the "Servicer") activities during the reporting period covered by this Annual Report on Form 10-K and of its performance under that certain Securitized Utility Tariff Property Servicing Agreement dated as of June 20, 2023 between Atmos Energy Kansas Securitization I, LLC, as the Issuing Entity, and the Servicer (the "Servicing Agreement") has been made under my supervision; and
2.    To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: December 29, 2023

/s/ CHRISTOPHER T. FORSYTHE
Christopher T. Forsythe
Senior Vice President, Chief Financial Officer and Senior Officer in Charge of the Servicing Function, Atmos Energy Corporation, as Servicer